EXHIBIT 10.2

                         COMMUNITY BANCORP OF NEW JERSEY

                                                January 9, 2004

Mr. James A. Kinghorn
Community Bank of New Jersey
3535 Highway 9, North
Freehold, NJ   07728

      Re: Change in Control Retention Bonus

Dear Mr. Kinghorn:

            As you know, the Board of Directors of the Company wishes to supplement the benefits available to you under that certain Change in Control Agreement dated as of July 11, 2002 between the Company and you (the "C-in-C Agreement") on the terms and conditions contained herein:

      1. Payment - Upon the occurrence of a Change in Control (as such term is defined under Section 1(b) of the C-in-C Agreement) and provided that you remain employed by the Company and/or Community Bank of New Jersey, its commercial bank subsidiary (the "Bank") from the date hereof through consummation of any Change in Control, you will, subject to the terms of this Agreement, become immediately entitled to a lump sum payment of $250,000.

      2. Reduction in Payments by the Company - In the event any payment called for hereunder, when combined with any other payments or benefits to which you may otherwise be entitled under any other agreement or program with the Company or the Bank, would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, then the amount of such payments shall be reduced to an amount which is one dollar less than an amount equal to three times your "base amount" as determined in accordance with such Section 280G. The source of the reduction in benefits (i.e., whether under cash payments due under this Agreement or payments or benefits due under any other agreement or plan of the Company or the Bank) shall be at your discretion, by providing written instructions to the Company.

      3. Independent Obligation - The Company's agreement to make payments under this letter is independent of, and not in lieu of, any other obligation the Company or the Bank may have to you under any other agreement, plan or program in place now or hereafter, including specifically the C-in-C Agreement.


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Please acknowledge your acceptance of the terms of this letter by signing in the space provided below.

                                              VERY TRULY YOURS,

                                              COMMUNITY BANCORP OF NEW JERSEY


                                              By: /s/Howard Schoor
                                                  ----------------

ACCEPTED AND ACKNOWLEDGED:


/s/ James Kinghorn
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James Kinghorn